Exhibit 99.1

AmericasBank Corp. Reports Fourth Quarter and Full-Year 2004 Performance

    TOWSON, Md.--(BUSINESS WIRE)--March 14, 2005--AmericasBank Corp. (OTCBB:AMBB), the parent company of AmericasBank, today announced financial results for the quarter and year ended December 31, 2004, including a narrower sequential quarterly loss and good underlying momentum in loan growth and non interest income.

    Reflecting continuing progress in its turnaround efforts, the company incurred a lower net loss of $264,089 or $(0.07) per basic and diluted common share for the quarter ended December 31, 2004. This compares to a net loss of $346,810 or $(0.09) per basic and diluted common share for the quarter ended September 30, 2004, and a net loss of $318,931 or $(0.49) basic and diluted common share for the quarter ended December 31, 2003.

    For the year ended December 31, 2004, the net loss was $1,294,978 or $(0.41) per basic and diluted common share, compared to a net loss of $1,118,761 or $(1.84) per basic and diluted common share for the year ended December 31, 2003.

    "The first half of 2004 was a rebuilding period for AmericasBank," said President and CEO Mark Anders, who was hired in July, 2003 to lead a turnaround of AmericasBank Corp. "We raised $5 million from a secondary public offing in the first quarter, hired new operating management and staff in the second quarter, expanded our products and services in the third quarter and, in the fourth quarter, began to see tangible results from these activities with a significant growth in loans."

    "We believe the acquisition of uvm Mortgage Marketing, Inc., a Towson-based mortgage banking firm, in October 2004 should increase fee income production from the bank's mortgage lending activities as we move into early 2005," said Anders. "We do not expect long term interest rates to remain as low as they have been since early 2003, but our strategy is to be a niche player offering the creativity, responsiveness and flexibility 'mergered' out of most banks and not available from other mortgage purveyors. Our philosophy is that interest rates are a factor only when price is the essence of your value proposition."

    "The board is very pleased with the progress made by our new leadership team in their eighteen month tenure with the company. They have worked diligently to strengthen the financial and operational condition of the Bank, building a sound foundation for growth and profitability," commented Lee W. Warner, Chairman.

    Anders has now turned the attention of his management team to increasing the core deposit base of AmericasBank. "We believe we have found a solution to the lack of loan and fee income growth that has dogged AmericasBank since its inception; our goal now is to develop a compelling value proposition for the many deposit-rich professional service companies in our Towson and Baltimore markets," commented Anders. "We have expanded our commercial and retail cash management products, and now offer internet banking services to both our commercial and retail customers. The marketing campaigns to introduce these products to targeted segments have commenced and will be expanded in 2005."

    Loans and leases at December 31, 2004 were $ 31.2 million, or 102.6% above the $15.4 million reported at December 31, 2003, and 72.0% above loans and leases reported at June 30, 2004. Total assets have increased to $40.1 million at December 31, 2004 from $27.1 million at December 31, 2003, a $13.0 million or 48.3% increase, with $10.0 million or 76.6% of the increase occurring in the last six months of the year. Total deposits increased to $34.6 million at December 31, 2004, from $25.4 million at December 31, 2003, a 36.1% increase. The majority of the deposit increase was from the bank's successful marketing efforts to raise deposits via the internet and print advertising.

    About AmericasBank Corp.

    AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

    The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericaBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible loss of key personnel; regulatory restrictions under which AmericasBank Corp. and AmericasBank are operating; changes in interest rates, deposit flows and loan demand; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp's filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

    CONTACT: AmericasBank Corp.
             Mark Anders, 443-921-0804